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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


         Dean Witter Reynolds Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), certifies as follows:

                  FIRST: Article 1 of the Certificate of Incorporation of said corporation is amended by deleting Article 1 and inserting the following provision in lieu thereof:

                                    "1. The name of the corporation (hereafter referred to as the "Corporation") is:

                                            Morgan Stanley DW Inc."

                  SECOND: The sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the GCL.

                  THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the GCL.

                  FOURTH: This Certificate of Amendment, and the amendment provided for herein, shall not become effective until, and shall become effective at 12:05 a.m. E. D. T. on April 2, 2001.

         IN WITNESS WHEREOF, Dean Witter Reynolds Inc. has caused this certificate to be executed by Michael H. Stone, its Secretary, this 28th day of March, 2001.

                                        By: /s/ MICHAEL H. STONE
                                            --------------------
                                            Michael H. Stone
                                            Secretary